Exhibit 99.1

ICU Medical, Inc. Announces Fourth Quarter and Fiscal Year 2013 Results
Company Appoints Mr. Vivek Jain as New Chief Executive Officer and Chairman
Full Year 2013 Operating Cash Flow Totaled $64.0 million
Earnings Conference Call to be Held on February 20, 2014

SAN CLEMENTE, Calif.-February 12, 2014-ICU Medical, Inc., (Nasdaq: ICUI), a leader in innovative medical devices used in infusion therapy, oncology and critical care applications, today announced specific financial results for fourth quarter and fiscal year ended December 31, 2013. In addition, in a separate release today, the Company announced that Mr. Vivek Jain has been appointed the Company’s Chief Executive Officer and will serve as Chairman on ICU Medical’s Board of Directors, effective February 13, 2014. Mr. Jain joins ICU Medical after departing as president of the Procedural Solutions division for CareFusion (NYSE: CFN).
Fiscal Year 2014 Guidance
Due to the timing of the appointment of the Company’s new Chief Executive Officer, the Company expects to provide 2014 guidance on the day of its earnings conference call, February 20, 2014.
Fourth Quarter and Full Fiscal Year 2013 Results

Fourth quarter of 2013 revenue was $77.9 million, compared to $82.7 million in the same period last year. Net income for the fourth quarter of 2013 was $13.3 million, or $0.86 per diluted share, as compared to net income of $12.3 million, or $0.82 per diluted share, for the fourth quarter of 2012. The fourth quarter of 2013 net income had a tax rate of 3.1% compared to same period last year tax rate of 34.8%. The lower tax rate was due to a one-time benefit from a change in foreign tax legislation. For the fiscal year ended December 31, 2013, revenue was $313.7 million, compared to $316.9 million in the same period last year. Net income for the fiscal year ended December 31, 2013 was $40.4 million, or $2.65 per diluted share, compared to net income of $41.3 million, or $2.80 per diluted share, for the same period last year.
"We are pleased with our continued strong operating cash flow during the fourth quarter of 2013 and our continued growth in oncology; however, this was offset by lower than expected critical care and infusion therapy revenue," said Scott Lamb, ICU Medical's Chief Financial Officer. "Fourth quarter international sales were up 18.3%, while domestic sales were down 13.6%. Gross margins were 49.7% as we continued to benefit from a favorable product mix."
"Entering 2014, we are very excited to have Mr. Jain leading our Company as we focus on a number of key initiatives that we believe will better utilize our strong portfolio of products and solid operational platforms. In addition, we expect to utilize our strong free cash flow and balance sheet to enhance shareholder value" concluded Mr. Lamb.

Revenues by market segment for the fiscal years ended December 31, 2013 and 2012 were as follows:

(dollars in millions)
Market Segment	2013	2012	Change
Infusion Therapy	$ 211.2	$ 215.3	-1.9%
Critical Care	$ 51.5	$ 55.5	-7.3%
Oncology	$ 37.5	$ 30.3	23.7%
Other	$ 13.5	$ 15.8	-14.3%
	$ 313.7	$ 316.9	-1.0%
The Company ended the fourth quarter with a strong balance sheet. As of December 31, 2013, cash, cash equivalents and investment securities totaled $296.9 million and working capital was $367.4 million. Additionally, the Company generated operating cash flow of $64.0 million for the fiscal year of 2013.
Conference Call
The Company will be conducting a conference call concerning its fourth quarter and fiscal year results on February 20th at 4:30 p.m. EST (1:30 p.m. PST). The call can be accessed at 800-936-9761 (U.S. and Canada) or 408-774-4587 (international), conference ID number 90674287. The conference call will be simultaneously available by webcast, which can be accessed by going to the Company's website at www.icumed.com, clicking on the Investors tab, clicking on the Webcast icon and following the prompts. The webcast will also be available by replay.
About ICU Medical, Inc.
ICU Medical, Inc. (Nasdaq:ICUI) develops, manufactures and sells innovative medical technologies used in vascular therapy, oncology, and critical care applications. ICU Medical's products improve patient outcomes by helping prevent bloodstream infections, protecting healthcare workers from exposure to infectious diseases or hazardous. The Company's complete product line includes custom IV systems, closed delivery systems for hazardous drugs, needlefree IV connectors, catheters and cardiac monitoring systems. ICU Medical is headquartered in San Clemente, California. More information about ICU Medical, Inc. can be found at www.icumed.com.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as ''will,'' ''expect,'' ''believe,'' ''could,'' ''would,'' ''estimate,'' ''continue,'' ''build,'' ''expand'' or the negative thereof or comparable terminology, and may include (without limitation) information regarding the Company's expectations, goals or intentions regarding the future, including, but not limited to, statements regarding exploring new global strategic alliances, utilizing strong free cash flow to enhance shareholder value through an expanded share repurchase program and potential future acquisitions, the Company’s focus on future key initiatives, better utilizing the Company’s products and balance sheet, the Company's being positioned for further investments in its product portfolio and expansion of its market presence and delivering value to shareholders. These forward-looking statements are based on Management's current expectations, estimates, forecasts and projections about the Company and assumptions Management believes are reasonable, all of which are subject to risks and uncertainties that could cause actual results and events to differ materially from those stated in the forward-looking statements. These risks and uncertainties include, but are not limited to, decreased demand for the Company's products, decreased free cash flow, changes in product mix, increased competition from competitors, lack of continued growth or improving efficiencies and unexpected changes in the Company's arrangements with its largest customers. Future results are subject to risks and uncertainties, including the risk factors, and other risks and uncertainties, described in the Company's filings with the Securities and Exchange Commission, which include those in the Annual Report on Form 10-K for the year end ed December 31, 2012. Forward-looking statements contained in this press release are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
Contact:

ICU Medical, Inc.
Scott Lamb, Chief Financial Officer
(949) 366-2183

ICR, LLC.
John Mills, Partner
(310) 954-1105

ICU MEDICAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share data)
(Unaudited)

	December 31,
	2013	2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$226,022	$146,900
Investment securities	70,869	79,259
Cash, cash equivalents and investment securities	296,891	226,159
Accounts receivable, net of allowance for doubtful accounts of $1,208 and $998 at December 31, 2013 and 2012, respectively	45,318	49,127
Inventories	34,451	36,333
Prepaid income taxes	5,966	2,320
Prepaid expenses and other current assets	7,319	7,271
Deferred income taxes	4,351	4,293
Total current assets	394,296	325,503

PROPERTY AND EQUIPMENT, net	87,861	85,937
GOODWILL	1,478	1,478
INTANGIBLE ASSETS, net	8,490	9,952
DEFERRED INCOME TAXES	7,518	5,642
	$499,643	$428,512
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$11,335	$11,308
Accrued liabilities	15,551	17,810
Total current liabilities	26,886	29,118

DEFERRED INCOME TAXES	3,630	5,247
INCOME TAX LIABILITY	4,402	3,290
COMMITMENTS AND CONTINGENCIES	0	0
STOCKHOLDERS’ EQUITY:
Convertible preferred stock, $1.00 par value Authorized-500 shares; Issued and outstanding- none	0	0
Common stock, $0.10 par value - Authorized-80,000 shares; Issued 15,103 shares at December 31, 2013 and 14,855 at December 31, 2012, outstanding 15,102 shares at December 31, 2013 and 14,458 shares at December 31, 2012	1,510	1,486
Additional paid-in capital	78,495	63,770
Treasury stock, at cost - 1 shares at December 31, 2013 and 397 shares at December 31, 2012	(49)	(15,128)
Retained earnings	382,576	342,158
Accumulated other comprehensive gain (loss)	2,193	(1,429)
Total stockholders’ equity	464,725	390,857
	$499,643	$428,512

ICU MEDICAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)
(Unaudited)

	Year ended December 31,
	2013	2012	2011
REVENUES:
Net sales	$313,056	$316,322	$301,642
Other	660	547	553
TOTAL REVENUE	313,716	316,869	302,195
COST OF GOODS SOLD	158,984	160,359	159,841
Gross profit	154,732	156,510	142,354
OPERATING EXPENSES:
Selling, general and administrative	90,376	84,604	85,287
Research and development	12,407	10,630	8,588
Legal settlement	0	0	(2,500)
Gain on sale of assets	0	0	(14,242)
Total operating expenses	102,783	95,234	77,133
Income from operations	51,949	61,276	65,221
OTHER INCOME	765	563	1,201
Income before income taxes	52,714	61,839	66,422
PROVISION FOR INCOME TAXES	(12,296)	(20,558)	(21,753)
NET INCOME	$40,418	$41,281	$44,669
NET INCOME PER SHARE
Basic	$2.75	$2.90	$3.23
Diluted	$2.65	$2.80	$3.15
WEIGHTED AVERAGE NUMBER OF SHARES
Basic	14,688	14,223	13,835
Diluted	15,274	14,725	14,161

.
ICU MEDICAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
 (Unaudited)

	Year ended December 31,
	2013	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$40,418	$41,281	$44,669
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,506	19,001	18,294
Provision for doubtful accounts	185	(237)	648
Provision for warranty and returns	671	220	—
Stock compensation	5,434	5,563	4,016
Loss (gain) on disposal of property and equipment	(36)	212	(42)
Gain on sale of assets	—	—	(14,242)
Bond premium amortization	2,715	2,585	1,294
Changes in operating assets and liabilities:
Accounts receivable	3,556	(5,395)	6,232
Inventories	2,319	4,573	3,170
Prepaid expenses and other assets	(383)	(415)	(920)
Accounts payable	(31)	(1,536)	2,673
Accrued liabilities	(2,215)	1,199	1,684
Deferred revenue	—	—	(254)
Income taxes, including excess tax benefits and deferred income taxes	(8,119)	(780)	(2,735)
Net cash provided by operating activities	64,020	66,271	64,487
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(18,415)	(19,160)	(15,824)
Proceeds from sale of assets	49	10	16,201
Proceeds from insurance	—	—	2,781
Intangible asset additions	(1,080)	(1,145)	—
Purchases of investment securities	(86,022)	(98,876)	(90,502)
Proceeds from sale of investment securities	92,348	77,798	41,610
Net cash used by investing activities	(13,120)	(41,373)	(45,734)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	18,004	14,844	7,974
Proceeds from employee stock purchase plan	2,457	2,220	1,828
Tax benefits from exercise of stock options	8,672	4,567	4,288
Purchase of treasury stock	(3,033)	—	(11,956)
Net cash provided by financing activities	26,100	21,631	2,134
Effect of exchange rate changes on cash	2,122	781	(147)
NET INCREASE IN CASH AND CASH EQUIVALENTS	79,122	47,310	20,740
CASH AND CASH EQUIVALENTS, beginning of period	146,900	99,590	78,850
CASH AND CASH EQUIVALENTS, end of period	$226,022	$146,900	$99,590

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for income taxes	$12,172	$16,741	$20,110
NON-CASH INVESTING ACTIVITIES
Accrued liabilities for property and equipment	$212	$427	$418